Exhibit 16.1

January 20, 2020

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Image Chain Group Limited, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated January 20, 2020, of Image Chain Group Limited, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO